                                                                     EXHIBIT 2.3
                                    FORM OF

                                ESCROW AGREEMENT
                                ----------------

     THIS ESCROW AGREEMENT is made and entered into as of the ___th day of _________, 199__, by and among CUC INTERNATIONAL INC., a Delaware corporation ("Parent"), KNOWLEDGE ADVENTURE, INC., a Delaware corporation (the "Company"), the persons listed on the signature page hereto in their respective capacities as members of the escrow committee (the "Escrow Committee") acting on behalf of all of the Company Stockholders (as defined below), and ______________________, in its capacity as escrow agent (the "Escrow Agent").

                                R E C I T A L S
                                ---------------

     A. Parent, KA Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of Parent ("Acquisition Sub"), and the Company have entered into an Agreement and Plan of Merger dated as of October __, 1996 (collectively, with all schedules, exhibits, amendments and certificates referred to therein, the "Merger Agreement"), which provides for the acquisition by Parent of the Company by way of a merger of Acquisition Sub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation.
Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     B. The Merger Agreement provides that at the Effective Time of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, certain shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") to be issued to the stockholders of the Company immediately prior to the Effective Time (the "Stockholders") and the holders, if any, of all Preferred Options that remain outstanding and unexercised immediately prior to the Effective Time (the "Preferred Optionholders" and, collectively with the Stockholders, the "Company Stockholder") in the Merger will be deposited into an escrow account and held by the Escrow Agent pursuant to the terms of this Agreement.

     C. Pursuant to Section 3.1 hereof and Section 1.12(b) of the Merger Agreement, and by virtue of the approval by the Stockholders of the Merger Agreement and the Merger, the Company Stockholders shall be deemed to have, without any further action on the part of Parent, the Company or any Company Stockholder, irrevocably appointed the Escrow Committee as their attorney-in-fact to act on behalf of the Company Stockholders with respect to the Escrow Shares (as defined below).

                               A G R E E M E N T
                               -----------------

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                            ESCROW AND ESCROW SHARES
                            ------------------------

     SECTION 1.1  ESCROW.  At the Closing, nine percent (9%) of the shares of
                  ------
Parent Common Stock (rounded up to the nearest whole share) to be issued to the Company Stockholders in the Merger shall be withheld pro rata from the number of shares of Parent Common Stock to be received by each Company Stockholder and delivered to the Escrow Agent for deposit into an escrow account (such shares of Parent Common Stock to be delivered to the Escrow Agent for deposit into the escrow account are referred to herein as the "Escrow Shares"). The initial number of Escrow Shares is _________, and the initial number of Escrow Shares beneficially owned by each Company Stockholder is set forth in Exhibit A. The Escrow Agent shall deposit into the escrow account certificates representing the shares of Parent Common Stock constituting the Escrow Shares, which certificates shall be in the names of each of the Company Stockholders. The Escrow Agent shall hold, distribute and release the Escrow Shares in accordance with the terms and conditions of this Agreement.

                                   ARTICLE II

                          APPLICATION OF ESCROW SHARES
                          ----------------------------

     SECTION 2.1  DISTRIBUTION OF ESCROW SHARES.
                  ------------------------------

     (a) The Escrow Shares shall be held as a source of satisfaction of indemnification claims made by Parent, Acquisition Sub or, after the Effective Time, the Company, and their respective Affiliated Parties (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") under Section 1.12(a) of the Merger Agreement.

     (b) Within five (5) business days after the earlier to occur of (i) the four (4) month anniversary of the Closing of the Merger and (ii) the date upon which audited consolidated financial statements of Parent, which include the results of operations of the Company, shall have been completed and Parent shall have received a signed opinion from Ernst & Young LLP, its independent auditors, with respect to such financial statements, the Escrow Agent shall, upon receipt of written notice from Parent (with a copy delivered simultaneously by Parent to the Escrow Committee), distribute to the respective Company Stockholders the Escrow Shares (rounded down to the nearest whole share) then held in the escrow account pursuant to this Agreement and Section 1.12(b) of the Merger Agreement, less the number of
-----

Escrow Shares (rounded up to the nearest whole share) having a fair market value most nearly equal to the aggregate amount of all pending claims asserted by the Indemnified Parties (determined in accordance with Section 2.1(c)), with the value of such pending claims determined in good faith by the Board of Directors of Parent, after taking into account such factors as such Board of Directors shall deem appropriate. If the Escrow Committee does not agree with the determination made by the Board of Directors of Parent of the value of such pending claims and promptly furnishes a written objection to the Escrow Agent and Parent stating in detail the nature of its objection, the value of such pending claims shall be finally determined by arbitration in accordance with
Section 2.5. Each Company Stockholder shall receive in any such distribution the number of Escrow Shares then held in the escrow account for the account of such Company Stockholder, less such Company Stockholder's pro rata share of the number of Escrow Shares to be held in the escrow account in respect of such pending claims.

     (c) For purposes of calculating the number of Escrow Shares having a "fair market value most nearly equal to the aggregate amount of any pending claims asserted by the Indemnified Parties" under Section 2.1(b), the value of one share of Parent Common Stock shall be equal to $36.22.

     (d) The Escrow Shares not distributed to the Company Stockholders pursuant to Section 2.1(b) shall be retained by the Escrow Agent in the escrow account until all pending claims asserted by the Indemnified Parties shall have been resolved (by mutual agreement or otherwise) and the Escrow Agent shall have received written instructions from Parent to distribute such Escrow Shares; provided, however, that upon the resolution of less than all of the claims pending at any time, the Escrow Agent shall, upon receipt of written instructions from Parent, deliver to the Company Stockholders such number of Escrow Shares (rounded down to the nearest whole share) as is indicated in such written notice and as is most nearly equal to the excess of the fair market value of the Escrow Shares then held over the aggregate amount of all remaining unresolved and pending claims as determined above. The number of Escrow Shares to be so distributed to each Company Stockholder shall be determined in the same manner as set forth in Section 2.1(b).

     SECTION 2.2  PROCEDURE FOR INDEMNIFICATION OF PARENT AND THE OTHER
                  -----------------------------------------------------
INDEMNIFIED PARTIES (NON-THIRD PARTY CLAIMS).  If any Indemnified Party shall
---------------------------------------------
have any indemnification claim pursuant to Section 1.12(a) of the Merger Agreement for which it seeks recourse against the Escrow Shares, it shall promptly give written notice thereof to the Escrow Agent and the Escrow Committee, including in such notice a brief description of the nature of the claim and the amount thereof. If the Escrow Committee objects to the allowance of such claim, it shall give written notice to such Indemnified Party and the Escrow Agent within thirty (30) days following receipt of such notice of claim, stating in detail the nature of its objection and that it does not consent to the delivery of any Escrow Shares for application to such claim. If no such written notice is received by such Indemnified Party and the Escrow Agent within such thirty (30) day notice period or notice is timely received from the Escrow Committee stating that no objection will be made, the Escrow Agent shall, within five (5) days after the expiration of such notice period or timely receipt of such notice from the Escrow Committee, deliver to Parent from the escrow account the number of Escrow Shares (rounded up to the nearest whole share) that has a fair market value (determined as provided in Section 2.1(c)) most nearly equal to the aggregate amount of the then existing claim to be satisfied or, if the aggregate amount of the then existing claim to be satisfied is greater than the fair market value of the Escrow Shares then held in the escrow account, all of the Escrow Shares remaining in the escrow account. If the Escrow Committee provides such Indemnified Party and the Escrow Agent with such written notice within such thirty (30) day notice period, the Escrow Agent shall continue to hold the number of Escrow Shares (rounded to the nearest whole share) that has a fair market value (determined as provided in Section 2.1(c)) most nearly equal to the aggregate amount of the claim to be satisfied until the rights of such Indemnified Party and the Company Stockholders with respect thereto have been agreed upon by Parent and the Escrow Committee (or otherwise resolved in accordance with Section 2.5) and the Escrow Agent receives joint written instructions from Parent and the Escrow Committee directing the disposition of such Escrow Shares. If any distribution to an Indemnified Party in satisfaction of a claim hereunder involves fewer than all of the Escrow Shares, the number of Escrow Shares so distributed shall be deducted pro rata from the number of Escrow Shares then held in the escrow account for the account of each Company Stockholder at the time of such distribution.

     SECTION 2.3  PROCEDURE FOR INDEMNIFICATION OF PARENT AND THE OTHER
                  -----------------------------------------------------
INDEMNIFIED PARTIES FOR THIRD PARTY CLAIMS.
-------------------------------------------

     If any Indemnified Party shall have a claim based upon the assertion of liability by a third party and shall seek indemnification with respect to such claim pursuant to Section 1.12 of the Merger Agreement, it shall follow the procedures set forth in Section 2.2. In addition, such Indemnified Party may select and employ counsel in connection with such claim (which counsel shall be subject to the reasonable approval of the Escrow Committee, which approval shall not be unreasonably withheld), and such Indemnified Party shall be reimbursed from the escrow account for all fees and expenses of such counsel reasonably incurred by such Indemnified Party as such fees and expenses accrue, in accordance with the procedures set forth in Section 2.2 for the satisfaction of claims.

     SECTION 2.4  OWNERSHIP OF ESCROW SHARES; VOTING RIGHTS.  The Company
                  -----------------------------------------
Stockholders shall remain the registered owners of the Escrow Shares held for their respective accounts, subject to any claims made by the Indemnified Parties. The Company Stockholders shall retain the right to vote their respective Escrow Shares and receive distributions thereon, as well as the obligation to pay all taxes, assessments, and charges with respect thereto. Notwithstanding anything to the contrary, the Company Stockholders shall not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of any of their Escrow Shares (or any interest therein), and any distribution of Parent Common Stock on or with respect to such Escrow Shares, and any other securities into which such Escrow Shares may be changed or for which they may be exchanged pursuant to corporate action on the part of Parent affecting holders of Parent Common Stock generally, shall be delivered to the Escrow Agent and, upon such delivery and receipt, held in the escrow account and made subject to the provisions of this Agreement. Any amounts earned and received into the escrow account on account of such Escrow Shares (including, without limitation, dividends or other distributions) shall be distributed pro rata to the Company Stockholders (based upon the number of shares of Parent Common Stock then held in the escrow account for the account of each Company Stockholder at the time of receipt of such amounts) from time to time upon the written request of the Escrow Committee. The Escrow Agent shall have no responsibility or liability for shares or property not delivered and received by it.

     SECTION 2.5  ARBITRATION.  Any dispute or controversy involving an
                  -----------
indemnification claim by Parent or any other Indemnified Party pursuant to
Section 1.12(a) or (b) of the Merger Agreement or this Agreement shall be finally settled by arbitration in Los Angeles, California, in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by one (1) arbitrator, who shall be a retired judge, chosen by mutual agreement of Parent and the Escrow Committee. Failing such agreement, the arbitrator shall be chosen in accordance with the foregoing Commercial Arbitration Rules. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrator, as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated; (b) depositions of all party witnesses; and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure. The prevailing party in any such arbitration shall be entitled to recover its cost and expenses (including, without limitation, attorneys' fees) of any such arbitration. The Escrow Committee and Parent shall use their best efforts to cause the arbitrator to decide the matter submitted for arbitration pursuant hereto within ninety (90) days after the formal appointment of the arbitrator. Upon final settlement of any claim pursuant to this Section 2.5, the arbitrator shall provide written notice thereof to the Escrow Agent.

                                  ARTICLE III

                         AUTHORITY AND INDEMNIFICATION

                              OF ESCROW COMMITTEE
                              -------------------

     SECTION 3.1  AUTHORITY.  Upon the approval by the Stockholders of the
                  ---------
Merger Agreement and the Merger and in consideration of the issuance of the Escrow Shares to the Company Stockholders in the Merger, the Company Stockholders shall be deemed to have irrevocably appointed Michael Levinthal and John Feiber as members of the Escrow Committee to act as their attorney-in-fact to consent to, contest, settle, compromise or otherwise dispose of any claim made by Parent or any other Indemnified Party in accordance with this Agreement. No further documentation shall be required to evidence such appointment, and such power of attorney shall be coupled with an interest, thereby confirming such appointment as irrevocable. The Escrow Committee shall be empowered to act by majority vote with respect to all matters arising under this Agreement.

     SECTION 3.2  INDEMNITY.  No Escrow Committee member shall be liable to
                  ---------
anyone whatsoever by reason of any error of judgment or for any act done or step taken or omitted to be taken by him in good faith or for any mistake of fact or law for anything which he may do or refrain from doing in connection herewith, unless caused by or arising out of his own gross negligence or willful misconduct. The Escrow Committee shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. The Company Stockholders shall, jointly and severally, indemnify and hold harmless the Escrow Committee, and each of them, from any and all liability and expense arising out of any action taken or omitted to be taken by the Escrow Committee in accordance with this Agreement, except where such liability or expense is a result of the gross negligence or willful misconduct of the Escrow Committee (or any Escrow Committee member).

     SECTION 3.3  REPLACEMENT OF MEMBER.  If any member of the Escrow Committee
                  ---------------------
shall die, become disabled or otherwise be unable or unwilling to fulfill his responsibilities hereunder, the remaining members of the Escrow Committee shall select a replacement member. The remaining members of the Escrow Committee shall notify in writing Parent and the Escrow Agent of any change in the composition of the Escrow Committee.

                                   ARTICLE IV

                                  ESCROW AGENT
                                  ------------

     SECTION 4.1  DUTIES AND OBLIGATIONS.  The duties and obligations of the
                  ----------------------
Escrow Agent are exclusively set forth in this Agreement, as they may be amended from time to time. The Escrow Agent may request and rely upon, and shall be protected in acting or refraining from acting upon, any written notice, request, waiver, consent, receipt or other document from Parent, the Company or the Escrow Committee (or any Escrow Committee member), not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, that the Escrow Agent in good faith believes to be genuine and as to which the Escrow Agent shall have no notice of invalidity, lack of authority or other deficiency.

     The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted to be taken by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except for any liability caused by or arising from its own gross negligence or willful misconduct.

     The Escrow Agent shall be entitled to consult with competent and responsible counsel of its choice with respect to the interpretation of the provisions hereof, and any other legal matters relating hereto, and shall be protected in taking any action or omitting to take any action in good faith in accordance with the advice of such counsel. The Escrow Agent shall be entitled to request written instructions from Parent or the Escrow Committee, as the case may be, and shall have the right to refrain from acting until it has received such written instructions.

     No provision in this Agreement or in the Merger Agreement shall require the Escrow Agent to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Escrow Agent shall be promptly paid or reimbursed upon request for any and all expenses, fees, costs, disbursements or advances which may be incurred or made by it in accordance with the provisions hereof (including reasonable compensation, and any expenses and disbursements of Escrow Agent's counsel, and all agents not regularly in Escrow Agent's employ).

     SECTION 4.2  RISK OF LOSS.  The Escrow Agent acknowledges and agrees that
                  ------------
the Escrow Agent bears the exclusive risk of loss, theft or damage with respect to the Escrow Shares in its possession.

     SECTION 4.3  COMPENSATION OF ESCROW AGENT.  Parent shall pay to the Escrow
                  ----------------------------
Agent compensation in respect of the duties and obligations of the Escrow Agent under this Agreement. Upon the execution of this Agreement and the delivery of the Escrow Shares to the Escrow Agent, the Escrow Agent shall be entitled to a one-time escrow fee of $_______; provided that in the event that the escrow contemplated by this Agreement remains in effect after the six month anniversary of the consummation of the Merger, then the Escrow Agent shall be entitled to receive from Parent such additional escrow fees as the parties may agree.

     SECTION 4.4  RESIGNATION; SUCCESSOR ESCROW AGENT.  The Escrow Agent may
                  -----------------------------------
resign at any time by giving not less than sixty (60) days' prior written notice thereof to each of Parent and the Escrow Committee. Upon receipt of the Escrow Agent's notice of resignation, Parent and the Escrow Committee may appoint a successor escrow agent. Upon the acceptance by a successor escrow agent of the appointment as escrow agent hereunder and the transfer to such successor escrow agent of the Escrow Shares then remaining in the escrow account, the resignation of the Escrow Agent shall become effective and the Escrow Agent shall be discharged from any future duties and obligations under this Agreement.

     SECTION 4.5  INDEMNITY.  Parent, on the one hand, and the Company
                  ---------
Stockholders, on the other hand, hereby agree to jointly and severally indemnify and hold harmless the Escrow Agent against any loss, liability or expense arising out of or in connection with this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim asserted by any person (other than a party to this Agreement), except in those cases where such loss, liability or expense is caused by or arises from the gross negligence or willful misconduct of the Escrow Agent.

                                   ARTICLE V

                                 MISCELLANEOUS
                                 -------------
     SECTION 5.1  NOTICES. Unless otherwise provided, all notices or other
                  -------
communications required or permitted to be given to the parties shall be in writing and shall be deemed to have been given if personally delivered (including personal delivery by facsimile, provided that the sender receives telephonic or electronic confirmation that the facsimile was received by the recipient), or three (3) days after mailing by certified or registered mail, return receipt requested, first class postage-prepaid, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 5.1):


     If to Parent, the          CUC International Inc.
     Company or any             707 Summer Street
     other Indemnified          Stamford, CT.  06901
     Party:                     Attention:  Amy N. Lipton, Esq.
                                Facsimile:  (203) 348-1982

                                with copies to:
                                --------------
                                Davidson & Associates, Inc.
                                19840 Pioneer Avenue
                                Torrance, CA  90503
                                Attention:  Paula V. Duffy, Esq.
                                Facsimile:  (310) 793-0735

                                Gibson, Dunn & Crutcher LLP
                                333 South Grand Avenue
                                Los Angeles,  CA
                                Attention:  Bradford P. Weirick, Esq.
                                Facsimile:  (213) 229-6765

     If to the Escrow           ______________________________
      Committee:                ______________________________
                                Attention:  __________________
                                Facsimile:  __________________

     If to the Escrow Agent:    ______________________________
                                ______________________________
                                Attention:  __________________
                                Facsimile:  __________________

     SECTION 5.2  TERMINATION. This Agreement shall terminate upon the mutual
                  -----------
written express agreement of Parent and the Escrow Committee. In any event, this Agreement shall terminate when all of the Escrow Shares remaining in the escrow account shall have been distributed according to the terms hereof.

     SECTION 5.3  GOVERNING LAW.  The validity, construction, interpretation and
                  -------------
enforcement of this Agreement shall be determined and governed by the laws of the State of Delaware, excluding the conflicts and choice of law principles.

     SECTION 5.4  SEVERABILITY.  The invalidity or unenforceability of any
                  ------------
provision of this Agreement or the invalidity or unenforceability of any provision as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any of the other provisions of this Agreement or the applicability of such provision, as the case may be.

     SECTION 5.5  CONSTRUCTION; INTERPRETATION.  The headings contained in this
                  ----------------------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern.

     SECTION 5.6  COUNTERPARTS.  This Agreement may be signed in two or more
                  ------------
counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     SECTION 5.7  TRANSFER OF INTERESTS.  None of the Company Stockholders shall
                  ---------------------
sell, transfer, pledge, hypothecate or otherwise dispose of any Escrow Shares, or any interest therein prior to the distribution of such Escrow Shares in accordance with Section 2.1 above.

     SECTION 5.8  TAXES.  For purposes of federal and state income taxation, the
                  -----
Escrow Shares shall be treated as owned by the Company Stockholders as provided in Section 2.4, and this Agreement shall be interpreted in a manner to effect the Company Stockholders' ownership of the Escrow Shares for such tax purposes.

     IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

                                PARENT
                                ------
                                CUC INTERNATIONAL INC., a Delaware corporation By:_______________________________
                                Name:
                                Its:

                                COMPANY
                                -------
                                KNOWLEDGE ADVENTURE, INC., a Delaware
                                corporation
                                By:_______________________________
                                Name:
                                Its:

                                ESCROW COMMITTEE
                                ----------------
                                _______________________________
                                Name:
                                _______________________________
                                Name:
                                _______________________________
                                Name:

                                ESCROW AGENT
                                ------------
                                _______________________________
                                By:_______________________________
                                Name:
                                Its:


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